Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Big Rock Partners Acquisition Corp. on Form S-4 of our report dated March 30, 2020, with respect to our audits of the financial statements of Big Rock Partners Acquisition Corp. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, which report appears in the proxy statement/prospectus/consent solicitation statement, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such proxy statement/prospectus/consent solicitation statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

January 27, 2021